                                                                                                                                                                                                                                                                          EXHIBIT 99.1

                                                                   NEWS

   FINANCIAL
   RELATIONS BOARD

          RE: NN, Inc.
                2000 Waters Edge Drive
                        Johnson City, TN 37604

FOR FURTHER INFORMATION:

AT THE COMPANY                                                                         AT FINANCIAL RELATIONS BOARD
Will Kelly                                                                                    Marilynn Meek        Susan Garland
Vice President and Chief Administrative Officer                                          (General info)          (Analyst info)
(423) 743-9151                                                                             212-827-3773            212-827-3775

FOR IMMEDIATE RELEASE
February 28, 2006

NN, INC. REPORTS 2005 FOURTH QUARTER AND FULL YEAR RESULTS
PROVIDES GUIDANCE FOR 2006

FULL YEAR 2005 REVENUES UP 5.7%,
EARNINGS PER SHARE MORE THAN DOUBLE PRIOR YEAR

Johnson City, Tenn, February 28, 2006 - NN, Inc. (Nasdaq: NNBR) today reported its financial results for the fourth quarter and year ended December 31, 2005. Net sales for the fourth quarter of 2005 were $75.9 million, down 3.1% from $78.3 million for the same period of 2004. Net income for the fourth quarter totaled $5.1 million, or $0.30 per diluted share which included a non-operating gain of $0.02 per diluted share related to the sale of excess land at our Veenendaal, The Netherlands facility. This compares to a net loss of $254,000, or $(0.01) per diluted share for the fourth quarter of 2004.

Net sales for the year 2005 were $321.4 million, up $17.3 million or 5.7% compared to $304.1 million for 2004. Net income for 2005 totaled $15.0 million, or $0.87 per diluted share, compared to $7.1 million, or $0.41 per diluted share for 2004. The $0.41 per diluted share for 2004 includes the negative impact of 2004 fourth quarter charges of $0.15 per diluted share related to the long-term global rationalization of the Company’s manufacturing operations.

James H. Dorton, Vice President and Chief Financial Officer, commented, “Of the total revenue increase of $17.3 million for the full year, product price increases accounted for approximately 66%, volume increases accounted for approximately 26% and the effect of currency exchange accounted for approximately 8% of the total increase.

“As a percentage of net sales, cost of products sold was 75.1% in the fourth quarter of 2005 compared to 81.8% in the fourth quarter of 2004. For the full year 2005 and 2004, cost of goods sold as a percentage of net sales was 77.4% and 79.1%, respectively. The positive effect of price increases implemented in the second half of the year and cost improvements associated with our Level 3 initiatives were the main factors in the improved margins.

“Selling, general and administrative expenses for the fourth quarter of 2005 were 9.4% as a percentage of net sales compared to 9.5% for the same period in 2004. For the full year, selling, general and administrative expenses as a percent of net sales were 8.9% compared to 9.8% in 2004. This improvement was due mainly to decreased Sarbanes-Oxley compliance costs and to a lesser extent decreased Level 3 implementation costs and decreased consulting and legal costs.

“Our operations continued to generate excellent cash flow during 2005 which allowed us to continue to aggressively pay down debt. For the total year, we reduced debt by approximately $12.1 million from $74.7 million at December 31, 2004 to $62.6 million at December 31, 2005.

“We ended the year with a very strong fourth quarter. Strong performances from our U.S. Ball & Roller and Industrial Molding businesses contributed significantly to this increase. Additionally, our Level 3 initiatives are continuing to deliver solid results and are expected to provide even stronger results in 2006 and beyond. Our fourth quarter results also included a gain of $0.02 per diluted share related to the sale of excess land at our Veenendaal, The Netherlands facility. In mid-October, we revised our estimates for the full year to approximately $325 million in revenues and earnings per share of $0.77 to $0.81 due to estimated lower volumes in Europe for the second half of the year, the expected negative impact of currency translation and an unfavorable tax mix. Although our total year 2005 revenues of $321 million were slightly below these estimates, our earnings of $0.87 per diluted share exceeded our estimates.”

Roderick R. Baty, Chairman and Chief Executive Officer, commented, “In 2005, we continued to strategically focus on profitably growing our business by concentrating on opportunities to grow our core bearing component business. We made investments in China and Slovakia that provide us with an increased geographic footprint in Eastern Europe and China for the expansion of our ball manufacturing capabilities as well as provide us with opportunities to manufacture other bearing components. Additionally, in early October of 2005 we announced the purchase of SNR Roulements’ internal precision ball producing equipment from its manufacturing facility in Annecy, France. This outsourcing transaction is consistent with our strategy and provides us further opportunities to expand existing customer relationships through our core competencies of value added component manufacturing capabilities and service.”

Anticipated 2006 Results

Mr. Baty continued, “For 2006 we are forecasting relatively flat economic conditions and continued good capacity utilization rates in the U.S. and Europe. Thus, we are currently estimating total year revenues for 2006 to approximate $325 million, which is essentially flat with our 2005 revenue levels. Negatively impacting our year over year revenue comparisons are currency ($8.0 million) and a market share loss with INA ($7.0 million) which we will offset by market share improvements ($12.0 million) and the positive impact of material related selling price increases ($6.0 million).

“We are currently negotiating new long-term NN Euroball supply agreements with INA and SKF which expire in mid 2006. In regards to these negotiations, INA has informed us of their decision to in-source approximately $12.0 million of annual business to their internal ball manufacturing facility in Germany. We are continuing to negotiate the terms of a long term supply agreement with INA. Our contract negotiations with SKF have resulted in an agreement to extend our current contract through the end of 2006 under existing terms and conditions. Negotiations for a multi-year extension beyond the end of 2006 with SKF are ongoing.

“Our 2006 business plan anticipates full year earnings to be in the range of $0.86 to $0.92 per diluted share which are in line with 2005 earnings. These earnings projections include the negative impact of estimated currency translation of NN Europe earnings, the expensing of any potential 2006 stock option awards, increased energy costs and the start up expenses associated with our new manufacturing facility in China. The guidance does not include the positive earnings impact of potential acquisitions in 2006 or the earnings per share impact of any stock repurchases under NN’s stock repurchase program. The Board of Directors has approved a stock repurchase plan to purchase up to $10.0 million of the Company’s outstanding common stock over the next eighteen months.”

Mr. Baty concluded, “Given NN’s current debt levels, we believe that a stock repurchase plan and future acquisitions can be fully funded in the near term. At NN, we remain committed and confident in our ability to continue the execution of a long-term growth strategy that includes both internal growth and growth through acquisitions in our bearing and related component products businesses.”

NN, Inc. manufactures and supplies high precision bearing components consisting of balls, rollers, seals, and retainers for leading bearing manufacturers on a global basis. In addition, the company manufactures a variety of other plastic components. NN, Inc. had sales of US $321 million in 2005.

Except for specific historical information, many of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These, and similar statements are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of NN, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion. All forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “assumptions”, “target”, “guidance”, “outlook”, “plans”, “projection”, “may”, “will”, “would”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “potential” or “continue” (or the negative or other derivatives of each of these terms) or similar terminology. Factors which could materially affect actual results include, but are not limited to: general economic conditions and economic conditions in the industrial sector, inventory levels, regulatory compliance costs and the Company's ability to manage these costs, start-up costs for new operations, debt reduction, competitive influences, risks that current customers will commence or increase captive production, risks of capacity underutilization, quality issues, availability and price of raw materials, currency and other risks associated with international trade, market share improvements, the positive impact of material related selling price increases, the Company’s dependence on certain major customers, and other risk factors and cautionary statements listed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on 10-K for the fiscal year ended December 31, 2004.

Financial Tables Follow

NN, Inc.
Condensed Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004

Net Sales	$ 75,886	$ 78,275	$ 321,387	$ 304,089
Cost of goods sold (exclusive of depreciation
shown separately below)	56,981	63,991	248,828	240,580
Selling, general and administrative	7,103	7,445	28,606	29,755
Depreciation and amortization	4,030	4,168	16,331	16,133
Loss (gain) on disposal of fixed asset	(398)	828	(391)	856
Restructuring and impairment costs	(334)	2,398	125	2,398

Income (loss)from operations	8,504	(555)	27,888	14,367

Interest expense, net	802	1,152	3,777	4,029
Other (income) expense	(368)	(616)	(653)	(853)

Income before provision (benefit)for income taxes	8,070	(1,091)	24,764	11,191

Provision (benefit) for income taxes	2,950	(837)	9,752	4,089

Net income (loss)	$ 5,120	$ (254)	$ 15,012	$ 7,102

Diluted income (loss) per common share	$ 0.30	$ (0.01)	$ 0.87	$ 0.41

Weighted average diluted shares	17,347	17,226	17,193	17,151

NN, Inc,
Condensed Balance Sheets
(In thousands)
(Unaudited)

December 31,		December 31,
	2005	2004
Assets
Current Assets:
Cash	$ 10,856	$ 10,772
Accounts receivable, net	47,297	51,597
Inventories, net	38,096	35,629
Other current assets	10,238	10,340

Total current assets	106,487	108,338

Property, plant and equipment, net	118,829	131,169
Assets held for sale	1,072	--
Goodwill, net	41,648	44,457
Other assets	4,629	5,905

Total assets	$272,665	$289,869

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$ 41,661	$ 45,217
Accrued salaries and wages	12,407	16,332
Income taxes payable	2,093	1,599
Short-term portion of long-term debt	4,668	7,160
Other current liabilities	3,774	4,123

Total current liabilities	$ 64,603	$ 74,431

Deferred income taxes	17,683	17,857
Long-term notes payable	57,900	67,510
Accrued Pension and other	15,938	14,931

Total liabilities	$156,124	$174,729

Total stockholders’ equity	$116,541	$115,140

Total liabilities and stockholders’ equity	$272,665	$289,869